Exhibit 10.7

28 August 2018

Eric Roegner

Offer of Employment

This offer of employment and the associated terms and conditions are detailed below. This offer represents the whole of the agreement reached regarding your employment.

1.                                      Duties and Responsibilities

You will be employed in the position of President, Amcor Rigid Plastics with Amcor Rigid Plastics USA Inc. (the “Company’’). You will be required to perform all duties and responsibilities of that role that the Company may designate from time to time which are reasonably consistent with your role, including the duties and responsibilities advised to you or as set out in any role description.

The Company may require you to undertake the duties of another position for the Company or any of its related bodies corporate (as that expression is defined in the Australian Corporations Act and which, together, are referred to as the “Company Group”) in the Company Group, either in addition to, or instead of the above duties.

2.                                      Compliance with Directions and Keeping the Company Informed

You will perform your duties and responsibilities in accordance with reasonable directions and will keep the Company informed of any developments in relation to your role.

As a condition of your employment, the Company expects you to comply with all ethical standards, policies and procedures (as amended from time to time) that relate to the operation of the business including, but not limited to, health and safety policies and procedures. These policies cover grievance procedures, safety, leave, business travel, anti- discrimination, bullying and workplace harassment, motor vehicles, sustainability, ethics, anti-bribery and corruption and other matters.

You will:

(a)                                 devote your fulltime and attention to the Company’s business during working hours and honestly and diligently carry out your duties and responsibilities;

(b)                                 promote the interests and further the business of the Company;

(c)                                  not do anything which may be prejudicial or detrimental to the business of the Company

(d)                                 including, but not limited to, competing against the Company soliciting or endeavoring to entice away from the Company an employee, co-worker or consultant;

(e)                                  comply with all fiduciary and Intellectual Property duties at all times; and

(f)                                   comply with any policies or procedures which may be implemented and/or amended by the Company from time to time.

3.                                      Place of Work

Your place of work shall be the Company’s office currently located at Ann Arbor. You will be required to travel on the business of the Company.

4.                                      Hours of Work

Your normal full-time hours of work will be the usual business hours at your location. However, you will be expected to work reasonable additional hours (including weekend work) at times to ensure the range of duties and responsibilities of the position are covered. No overtime or penalty rates will be paid.

5.                                      Remuneration

5.2                               Salary

Your annual base salary will be US$ 935,000 as set out in the Total Remuneration Statement at Attachment 1.

Your base salary will be reviewed annually on a date selected by the Company. Salaries are currently reviewed in October each year. Base salaries are adjusted at the Company’s discretion to take into account the Company’s performance, your individual performance and market and industry conditions. The Company is not obliged to increase your base salary as a result of any review.

You explicitly authorise the Company, to the extent permitted by law, to deduct from any remuneration accrued and due to you under the terms of this contract:

(a)                                 any overpayment of base salary or expenses or payment made to you by mistake or not owed to you;

(b)                                 any tax due in respect of remuneration, benefits-in-kind or any other monies received or receivable by you from the Company.

5.3                               Benefits

The Company offers a flexible benefits program designed to let you create a personalized package of benefit protection to suit your needs. Included in the current program, which may change from time to time, are medical, dental, vision, life, disability, and Executive Deferred Compensation Savings Plan, Supplemental Executive Retirement Plan and Savings and Investment (401K) with Company matching program. These benefit s will commence for you and your dependents per the benefit eligibility of your hire date, and subject to the terms of the applicable plan, program or arrangement. Notwithstanding the foregoing, the Company may modify or terminate any benefit plan, program or arrangement at any time.

5.4                               Company Car

Covered under Perquisite policy

5.5                               Management Incentive Plan

You will be invited to participate in the Company’s Management Incentive Plan subject to the rules of that plan. The Company reserves the right to alter or disband the Management Incentive Plan at its discretion. You will be advised early in each financial year if you are invited to participate in the Plan for that year.

For the 2018/19 financial year, you will be eligible to participate on a pro-rata basis, subject to the guidelines, in the Management Incentive Plan with the potential to earn between 0% and 100% of base salary, target 50%. Formal performance objectives will be set and reviewed for you regarding any incentive payable under the Management Incentive Plan.

In addition to the cash bonus under the Management Incentive Plan, an award of time restricted Share Rights (Rights to Amcor Limited shares) to the value of 50% of the cash bonus will be made to you. These shares become available to you two years from the date of grant, provided you remain with the Company at that time. Participation in the Management Incentive Plan - Equity (“EMIP”) is by annual invitation. The Company reserves the right to alter or disband the EMIP at its discretion. You will be advised early in each financial year if you are invited to participate in the Plan for that year.

Any payment or reward under the Management Incentive Plan or the EMIP is made at the sole discretion of the Comp any, and a payment or reward in any year does not guarantee payment or reward in any subsequent year. Any payment or reward made will not be considered in the calculation of any other salary related benefit.

To be eligible for payment under the Management Incentive Plan or the EMIP, you must be an employee of the Company, and not serving any period of notice, at the time the incentive payments are declared and paid, usually in the September following the end of the relevant financial year.

5.6                               Long term Incentive Plan

You will be invited to participate in the Company’s Long-Term Incentive Plan subject to the rules of that plan. The Company reserves the right to alter or disband the Long-term Incentive Plan at its discretion. You will be advised early in each financial year if you are invited to participate in the Plan for that year.

5.7                               Commuting and subsequent relocation support

Covered under Relocation policy

5.8                               Executive health check

Covered under Perquisite policy

5.9                               Mobile Telephone

Covered under Perquisite policy

6.                                      Set Off

Your Remuneration Package, as specified in the sub-clauses of Clause 5 above, includes all payments and benefits that you may be eligible to receive or participate in. Your Remuneration Package is specifically off-set against, applied to and absorbs any existing or newly-introduced payments or benefits to which you are or may become legally entitled under legislation, an award, a collective agreement or otherwise, unless specified otherwise.

7.                                      Performance Review

The process for performance management will be explained to you shortly after your commencement and your individual performance objectives and associated goals will be agreed with you at this time. Your performance will be formally reviewed at least once each year.

8.                                      Computer Use

Your use of the Company’s computers and all electronic networked services such as electronic mail, the internet and intranet, must be strictly in accordance with the Company’s Use of Information Technology Services Policy as amended from time to time. In particular, you must not use any unauthorised computer disk or information technology storage device in the Company’s computer system. You acknowledge that a serious breach of this policy may constitute a disciplinary offence.

9.                                      Vacation

You will be entitled to 20 days’ vacation per annum in accordance with applicable legislation as in force from time to time and also in accordance with the Company’s Vacation Policy, as amended from time to time.

You will be paid out any accrued but untaken vacation on termination of your employment. This will be calculated in accordance with applicable legislation as in force at the time of the termination.

10.                               Public Holidays

You will observe and be paid for holidays recognized by the Ann Arbor facility (including the office shutdown between Christmas and New Year).

11.                               Business Expenses

The Company will reimburse you for reasonable costs that you necessarily incur in the performance of your duties. Claiming of expenses must be in accordance with the Company policy.

12.                               Termination of Employment

12.1                        Your employment may be terminated as follows.

(a)                                 Termination on Notice - Employee - You may terminate your employment by giving not less than 12 months’ written notice to the Company, unless the Company agrees to

(b)                                 accept a shorter period of notice (although no payment will be made to you on account of any period waived). If you fail to give the required period of notice, you explicitly authorise the Company to withhold (to the extent permitted by law) moneys due to you, up to a maximum amount equal to your ordinary time rate of pay for the period of notice not provided. You explicitly authorise the Company to withhold these moneys as a deduction from any unpaid salary or leave entitlements otherwise due to you on termination of employment.

(c)                                  Termination on Notice - Company - the Company may terminate your employment by giving 12 months’ notice to you.

12.2                        Summary Termination of Employment- Company - Your employment may be terminated by the Company immediately and without notice if you commit:

(a)                       a serious or persistent breach of any of the terms or conditions of your employment; or

(b)                       any negligent act you commit in connection with the performance of the duties of your role; or

(c)                        any conduct or act which, in the reasonable opinion of the Company, brings the Company into disrepute; or

(d)                       any criminal offence for which you are convicted which, in the reasonable opinion of the Company, impairs your ability to perform your duties; or

(e)                        any wrongful or dishonest or fraudulent act or conduct which, in the reasonable opinion of the Company, brings the Company into disrepute.

(f)                         any other act which would entitle the Company to dismiss you summarily.

The Company may elect to pay your salary in lieu of all or part of any notice period. Payment in lieu of notice will be calculated in accordance with applicable legislation in force at the time of the termination.

During any period of notice, the Company may require you (during all or part of the notice period) not to carry out any of your duties and responsibilities, not to attend work, not to access the Company’s computer systems and/or not to have any contact with any customers, suppliers or employees of the Company or any company in the Company Group and the Company may withdraw any powers vested in you.

13.                               Company Property and Debts to the Company

Ali equipment issued to you in connection with your employment remains the property of the Company. You will report any loss of equipment immediately to your Manager.

Upon termination of your employment or at the Company’s request at any time, you will immediately return to the Company all documents, manuals, keys, access cards and property belonging to the Company or to any of the Company’s clients that are in your possession or control.

Upon termination, unless another repayment scheme has already been agreed with the Company, you explicitly authorise the Company, to the extent permitted by law, to deduct from your final entitlements any loans, debts, overpayments, taxes or obligations in respect of your remuneration or benefits in kind (for example motor vehicle, health plan, etc.) or other obligations owed to the Company by you.

14.                               Conflict of Interest

During your employment with the Company or a company within the Company Group, you must not be involved with or have a financial interest (other than an investment shareholding of no more than 5% of the Issued share capital) in any business or enterprise that:

(a)                                 competes with;

(b)                                 is a customer of; or

(c)                                  supplies goods or services to the Company and any company in the Company Group.

You must arrange your affairs so that it could not be reasonably alleged that there is a conflict between your interests and those of the Company and any company in the Company Group.

15.                               Confidential Information

During your employment, you will be exposed to, or will generate, confidential information that is not in the public domain, including but not limited to:

(a)                                 financial affairs;

(b)                                 suppliers;

(c)                                  customers and clients (including lists of names and addresses);

(d)                                 future plans, research and development;

(e)                                  business methods, systems and strategies;

(f)                                   technical operations;

(g)                                  contractual arrangements;

(h)                                 intellectual property;

(i)                                     pricing policies and costings; and

(j)                                    any other commercial, financial or technical information

of the Company and any company in the Company Group, and Know-How (as defined in Clause 16) (to the extent to which the Know-How is confidential).

Throughout and at all times following the termination of your employment, you must not use, disclose or communicate this information which you have come to know or received or obtained at any time or disclose documents or copies of documents in any form (including on any media or device) belonging to the Company containing such information to any unauthorised person or to allow an unauthorised person access to or copy such information or use it for purposes other than those of the

Company. In particular, you must not permit this information to be disclosed to competitors of the Company and/or any other company in the Company Group.  You must report to your manager any approach made to you to provide this information.

You must not disclose or use, for your own purposes or those of any person associated with you, any knowledge of financial results of the Company and/or any company in the Company Group prior to their release to the public. In particular, you must not disclose or use any information concerning the Company which, if publicly disclosed, could affect the market price of the Company’s shares.

16.                               Intellectual Property

16.1                        Definitions:

Intellectual Property Rights means:

(a)                                 all rights conferred by statute, common law or in equity and subsisting anywhere in the world in relation to:

(i)                                     registered and unregistered copyright;

(ii)                                  inventions (including patents, innovation patents and utility models);

(iii)                               confidential information, trade secrets, technical data and Know -How;

(iv)                              registered and unregistered designs;

(v)                                 registered and unregistered trademarks; and

(vi)                              circuit layout designs, topography rights and rights in database (whether or not any of these are registered, registrable or patentable).

(b)                                 any other rights resulting from intellectual activity in the industrial, commercial, scientific, literary or artistic fields which subsist or may hereafter subsist;

(c)                                  any licence to use a domain name granted in the.com.au or the .com domain;

(d)                                 any applications and the right to apply for registration of any of the above; and

(e)                                  any rights of action against any third party for infringement of or in connection with the rights included in paragraphs (a) to (d) above,

(f)                                   but excluding moral rights, and similar personal rights, which by law are non- assignable, and any right to claim (and retain) damages and other remedies in relation to those non-assignable personal rights.

Know-How means information, know-how and techniques (whether or not confidential and in whatever form held) including:

(a)                                 formulae, discoveries, design specifications, drawings, data, manuals and instructions;

(b)                                 customer lists, sales marketing and promotional information;

(c)                                  business plans and forecasts; and

(d)                                 technical or other expertise,

which have been or are in the future conceived, created, developed, prepared or produced by you in the course of your employment under this contract.

Works means all works, designs, materials, concepts and other subject matter, including drafts, variation s and elements thereof, which have been or are in the future conceived, created, developed, prepared or produced by you in the course of your employment under this contract.

16.2                        Protection of Intellectual Property

(a)                                 Except as otherwise provided by law, you acknowledge that the Company owns and will own all right, title and interest to any and all Intellectual Property Rights in the Works.

(b)         You hereby irrevocably and unconditionally assign to the fullest extent permitted by law either present or future, and exclusively to the Company:

(i)                                     all right, title and interest in any and all Intellectual Property Rights in the Works; and

(ii)                                  all rights conferred by statute, common law or in equity and subsisting anywhere in the world in relation to the Know-How, including all rights to claim (and retain) any damages or other remedies (including but not limited to an account of profits) for past misuse or unauthorised disclosure of the Know-How which arose before this assignment.

(c)          You acknowledge that:

(i)                      the Company may make any use or disclosure of the Know-How as it thinks fit; and

(ii)                   any improvement to or development of any of the Works or Know-  How, including all Intellectual Property Rights in the Works and all rights in the Know-How, made by or for the Company during or after the termination of this contract will be the sole property of the Company.

(d)                   The Company may apply for, in its own name and at its cost, any rights in respect of the Works or Know-How or any improvement or development.

(e)                    You agree to do all things and execute all deeds, instruments , transfers or other documents as may be necessary or desirable to give full effect to the provisions of this Clause 16, including (but not limited to) the provision of any assistance (at the request of the Company) in the preparation or prosecution of any patent or design applications and also the provision of all reasonable assistance as the Company may request to allow the Company to obtain, perfect, enforce, assert or defend any of its interests, rights or consents acquired or obtained (or sought to be acquired or obtained) directly or indirectly from this clause.

16.3                                                Consents and warranties

You warrant to the Company that:

(a)                                 you are the only owner of any rights assigned under Clause 16.2 above before that assignment;

(b)                                 in providing, reproducing, enhancing or maintaining any Works, you have acted and will act in the course of your employment as an employee of the Company pursuant to this contract;

(c)                                  the exercise of any rights to any Intellectual Property Rights in the Works by the Company, in whatever manner the Company thinks fit, will not infringe any intellectual property rights or other rights of any third person nor give rise to any obligation on the Company to pay any compensation or royalty to any other person;

(d)                                 the Works, including all Intellectual Property Rights in the Works, are not nor will be the subject of the grant of any interest by way of licence or otherwise to anyone other than the Company; and

(e)                                  where you create or make or are involved in creating or making any Works (including future Works) while in the course of employment, you irrevocably and unconditionally consent, to the maximum extent permitted by law (either present or future), to the Company and any person licensed or authorised by the Company, doing anything in relation to the Works that (but for this consent) would or might otherwise infringe any of your moral rights or similar rights anywhere in the world, and you waive all your present and future moral rights which arise under your jurisdiction’s legislation.

16.4                        Delivery

You must promptly reduce into material form, and deliver into the physical possession and control of the Company all material forms and embodiments (Including those stored in electronic or similar media) of, the Works and Know-How, as directed by the Company.

17                                  Competition Laws

You must not engage in any conduct in the course of your employment that contravenes applicable trade practices or anti-trust (anti-competition) law wherever you work.

18                                  Personal Data and Privacy

You give the Company permission to collect, retain and process personal information about you that is reasonably necessary for the purpose of administering your employment.

It may be necessary for the Company to disclose this data to others, including other employees of the Company, companies in the Company Group, the Company’ s professional advisers, government authorities (under a legal requirement) and other authorities, and potentially out of your jurisdiction. You consent to the processing, use, disclosure and transfer by the Company of personal data relating to you if such disclosure is necessary.

You must respect and protect the privacy of personal information which you collect, handle, store or transfer in the course of your employment with the Company. You must not engage in conduct which could reasonably be alleged to be contrary to applicable privacy legislation. You are required to read and familiarise yourself with the Company’s Privacy Policy and Guidelines which are available on the Company’s intranet site.

19                                  Restrictions

You understand that, in the course of your employment with the Company, you are likely to obtain knowledge of confidential information of the Company and influence over customers, suppliers and other employees of the Company. You understand that the Company has a right to protect its legitimate business interests against the disclosure, and use, of such information after the cessation of your employment with the Company.

You must not, after the cessation of your employment with the Company, directly or indirectly:

(a)                                 represent yourself as connected with or interested in the business of the   Company;

(b)                                 for the Restraint Period and in the Restraint Area, perform Restricted Services in competition with, or of a similar nature to, any business being carried on by the Company or any company in the Company Group as at the date of termination of your employment;

(c)                                  Supply Restricted Goods or Restricted Services to any Customer, or assist another person to do so, for the Restraint Period and in the Restraint Area;

(d)                                 solicit, or endeavor to solicit away from the Company, any Customers, for the Restraint Period and in the Restraint Area;

(e)                                  provide information about any Customers to another person or assist another person in soliciting or endeavoring to solicit away from the Company any Customer s, for the Restraint Period and in the Restraint Area;

(f)                                   provide information about any of the Company’s Employees, Agents or

Contractors to another person or assist another person in inducing or encouraging any Employees, Agents or Contractors to leave their employment or agency, or to cease providing services to the Company or any company in the Company Group, for the Restraint Period and in the Restraint Area; or

(g)                                  induce or encourage any Employees, Agents or Contractors to leave their employment or agency or to cease providing services to the Company or any company in the Company Group, for the Restraint Period and in the Restraint Area.

In this clause:

(a)                                 “Customer” means any person that you were introduced to, had a business contact with or supplied Restricted Goods or Restricted Services to during the final 12 months of your employment with the Company or any company in the Company Group;

(b)                                 “Employees, Agents or Contractors” means any person who was employed by, acted as an agent for, was engaged by, or provided personal services to the Company or any company in the Company Group who was in a position of responsibility or had access to confidential Information or whose departure could have a detrimental effect on the Company and with whom you had contact during the final 12 months of your employment by the Company or any company in the Company Group;

(c)                                  “You” means you personally and any entity that you directly or indirectly manage or control;

(d)                                 “Restraint Area” means all countries where the Company and its affiliates operate in relation to which you provided or where reasonably required to provide services as part of your employment;

(e)                                  “Restraint Period” means 12 months after the date of termination of employment or, if that period is not considered reasonable, 9 months after the date of termination.

(f)                                   “Restricted Goods” means goods the same as or similar to the goods that you dealt with on behalf of the Company or any company in the Company Group during the final 12 months of your employment; and

(g)                                  “Restricted Services” means services the same as or similar to the services that you provided to the Company or any company in the Company Group or on its behalf during the final 12 months of your employment.

You acknowledge that, having regard to your duties with the Company, the undertakings in this Clause 19 are reasonable and necessary for the protection of the goodwill of the Company. If any provision of Clause 19 is unenforceable, illegal or void it will be ineffective only to the extent of such unenforceability, illegality or voidness and the other provisions of this clause shall remain in force. If any court of competent jurisdiction deems that any provision of this Clause 19 is unenforceable, illegal or void, then the court shall modify the provision at issue to the point of greatest restriction for the Company that is permissible by law and/or in equity.

We encourage you to obtain your own independent legal advice in relation to the operation of this clause and, by signing this contract, you acknowledge that you have been given the opportunity to do so. You further acknowledge that you understand the terms and effect of this Clause 19 and you agree to be bound by those terms.

20                                  Disciplinary and Grievance Procedures

The Company’s policies on disciplinary and grievance procedures which apply to your employment, as amended from time to time, can be provided to you if requested.

The Company reserves the right to suspend you from the performance of your duties without pay as a disciplinary action.

21                                  Severability

If any clause or part of a clause of your contract of employment is unenforceable, illegal or void that provision is severed and the remaining part of the clause and the other clauses remain in force.

22                                  Entire Agreement and General Clauses

This Global Contract (Attachment 2), the Total Remuneration Statement (Attachment 1), and the attached Offer Letter comprise the entire agreement between you and the Company with respect to the terms of your employment.

23                                  Governing Law

Your contract of employment with the Company and any dispute concerning the terms and conditions of your employment will be governed by and determined in accordance with the laws of the State of Michigan, USA.

24                                  Dispute Resolution

Any dispute that arises concerning your employment (but not any personal injury or non- employment claim) must be conciliated through the Executive Vice President of Human Resources.

25                                  Acknowledgement

You acknowledge that you have been given the opportunity to obtain independent legal advice and have obtained that advice in relation to the operation of this agreement. You further acknowledge that you understand the terms and effect of this agreement and you agree to be bound by all the terms of this agreement.

26                                  General

Your contract of employment with the Company is on a personal and confidential basis and should be treated as such.

27                                  Section 409A

(a)                                 The parties intend that this agreement and the payments and benefits provided hereunder be interpreted and construed to be exempt from or to otherwise comply with Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”), to the extent applicable thereto. Notwithstanding any provision of this agreement to the contrary, this agreement shall be interpreted and construed consistent with this intent. Although the Company intends to administer this agreement so that it will be exempt from or otherwise comply with the requirements of Code Section 409A, the Company does not represent or warrant that this agreement will be exempt from or otherwise comply with Code Section 409A. Neither the Company or any of its affiliates, nor any of their respective directors, officers, managers, employees or advisers shall be liable to you (or any other individual claiming a benefit through you) for any tax, interest, or penalties you might owe as a result of this agreement or otherwise. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company of the applicable provision.

(b)                                 Notwithstanding any provision of this agreement to the contrary, in the event that any payment to you or any benefit hereunder is made upon, or as a result of your termination of employment, and you are a “specified employee” (as that term is defined under Code Section 409A) at the time you become entitled to any such payment or benefit, and provided further that such payment or benefit does not otherwise qualify for an applicable exemption from Code Section 409A, then no such payment or benefit shall be paid or commenced to be paid to you under this agreement until the date that is the earlier to occur of: (i) your death, or (ii) six (6) months and one (1) day following your termination of employment (the “Delay Period”). Any payments which you would otherwise have received during the Delay Period shall be payable to you (without interest) in a lump sum on the date that is six (6) months and one (1) day following the effective date of the termination.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this agreement providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this agreement, references to a “ termination of employment,” “terminate your employment” or like terms shall mean “separation from service” within the meaning of Code Section 409A.

(c)                                  To the extent that reimbursements or other in-kind benefits under this agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year In which such expenses were incurred by you, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.